EXHIBIT 4.3

                                ESCROW AGREEMENT

         ESCROW AGREEMENT made as of December 19, 2003 by and among GoAmerica, Inc., a Delaware corporation (the "Issuer"), Sunrise Securities Corp. (the "Placement Agent") and Pedley Zeilke Gordinier & Pence, PLLC (the "Escrow Agent").

                                   WITNESSETH:

         WHEREAS, the Issuer proposes to sell certain notes and shares of its common stock (collectively, the "Securities"), pursuant to the terms of a securities purchase agreement (the "Securities Purchase Agreement") by and among the Issuer and the investors identified therein (the "Investors") in a private offering to accredited investors (the "Offering") as described in such Securities Purchase Agreement;

         WHEREAS, the aggregate proceeds anticipated to be raised in connection with the investment is up to a maximum amount of approximately $14,500,000;

         WHEREAS, the Issuer and the Placement Agent propose to establish an escrow account (the "Escrow Account"), to which subscription monies which are received by the Escrow Agent from the Placement Agent or directly from Investors in connection with this private offering of the Securities are to be credited, and the Escrow Agent is willing to establish the Escrow Account on the terms and subject to the conditions hereinafter set forth; and

         WHEREAS, the Escrow Agent has an agreement with U.S. Bank, N.A. to establish a special, segregated bank account into which the subscription monies, which are received by the Escrow Agent from the Placement Agent or directly from Investors and credited to the Escrow Account, are to be deposited and disbursed;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

         1.0 Terms. Each capitalized term not otherwise defined in this Escrow Agreement shall have the meaning set forth for such term in the Securities Purchase Agreement.

         2.0 Establishment of the Bank Account.

                  2.1 The Escrow Agent shall establish a special, segregated interest-bearing bank account at the branch of U.S. Bank, N.A. selected by the Escrow Agent (the "Bank Account"). The purpose of the Bank Account is for (a) the deposit of certain subscription monies (checks, cash or wire transfers) which are received by the Placement Agent from Investors and are delivered by the Placement Agent to the Escrow Agent, (b) the holding of certain amounts of subscription monies which are collected through the banking system directly from Investors, and (c) the disbursement of collected funds, all as described herein. On or before the date of the initial deposit in the Bank Account pursuant to this Escrow Agreement, the Placement Agent shall notify the Escrow Agent in writing of the date of the commencement of the Offering (the "Effective Date"), and the Escrow Agent shall not be required to accept any amounts for credit to the Escrow Account or for deposit in the Bank Account prior to its receipt of such notification.

         2.2 The offering period (the "Offering Period") shall be deemed to commence on the date hereof and shall continue until the Closing Date or until the obligation to effect the Closing is terminated in accordance with Section
6.3 of the Securities Purchase Agreement. The last day of the Offering Period is referred to herein as the "Termination Date."

         3.0 Deposits to the Bank Account.

                  3.1 The Placement Agent shall promptly deliver to the Escrow Agent all monies which it receives from Investors that are required to be deposited into an escrow in accordance with the Securities Purchase Agreement, which monies shall be in the form of checks, cash, or wire transfers. Upon the Escrow Agent's receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to "Pedley Zeilke et al., Escrow Agent for GoAmerica, Inc." Any check payable other than to the Escrow Agent as required hereby shall be returned to the Investor, or if the Escrow Agent has insufficient information to do so, then to the Placement Agent (together with any Subscription Information, as defined below, or other documents delivered therewith) by noon of the next business day following receipt of such check by the Escrow Agent, and such check shall be deemed not to have been delivered to the Escrow Agent pursuant to the terms of this Escrow Agreement. All wire transfers of funds delivered to the Escrow Account shall be sent as follows:

                  Bank Name:              U.S. Bank, N.A.
                  ABA No.:                042000013
                  For credit to account 112950027
                  For further credit to account 150006965200

                  Bank Address:     One Financial Square
                                    Louisville, KY 40202
                                    Attn:  Robin Whitlow, Private Client Group
                                    Phone   (502) 562-6378
                                    Fax:    (502) 562-6371

                  Reference:        Pedley, Zielke et al, Escrow Agent for
                                    GoAmerica, Inc.

                  3.2 Promptly (and in any event prior to noon on the next business day) after receiving subscription monies as described herein the Escrow Agent shall deposit the same into the Bank Account. Amounts of monies so deposited are hereinafter referred to as "Escrow Amounts". The Escrow Agent shall cause U.S. Bank, N.A. to process all Escrow Amounts for collection through the banking system. As soon as practicable following each deposit to the Escrow Account, the Placement Agent (or the Issuer, if such deposit is made by the Issuer) shall provide the Escrow Agent with a copy of the executed signature page of the Securities Purchase Agreement, which shall set forth in writing the name and address of the Investor and the aggregate dollar amount of such subscription (collectively, the "Subscription Information"). The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit


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into the Bank  Account  checks  which  are not  accompanied  by the  appropriate
Subscription Information. Wire transfers and cash representing payments by Investors shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the Subscription Information with respect to such payments.

                  3.3 The Escrow Agent shall not be required to accept in the Escrow Account any amounts representing payments by Investors, whether by check, cash or wire, except during the Escrow Agent's regular business hours. Those Escrow Amounts which have been deposited in the Bank Account and which have cleared the banking system and have been collected by the Escrow Agent, are herein referred to as the "Fund." If the Offering is terminated before the Termination Date, the Escrow Agent shall refund any portion of the Fund prior to disbursement of the Fund in accordance with Article 4 hereof upon instructions in writing signed by both the Issuer and the Placement Agent.

         4.0 Disbursement from the Bank Account.

                  4.1 If by the close of regular banking hours on the Termination Date the Escrow Agent has not received written instructions signed by both the Issuer and the Placement Agent then the Escrow Agent shall promptly refund to each Investor the amount of payment received from such Investor which is then held in the Fund or which thereafter clears the banking system, with interest thereon, by drawing checks on the Bank Account for the amounts of such payments and transmitting them to the Investors. In such event, the Escrow Agent shall promptly notify the Issuer and the Placement Agent of its distribution of the Fund.

                  4.2 If at any time up to the close of regular banking hours on the Termination Date the Escrow Agent shall have received written instructions signed by both the Issuer and the Placement Agent with respect to either the Closing of the sale of the Notes and Warrants as contemplated by Section 3.1 of the Securities Purchase Agreement (the "Notes Closing") or the Closing of the sale of the Shares as contemplated by Section 3.1 of the Securities Purchase Agreement (the "Shares Closing"), then the Escrow Agent shall promptly disburse all or a portion of the Fund in accordance with such instructions, subject to the following provisions of this Section 4.0.

                  4.3 With respect to the Notes Closing, the written instructions signed by both the Issuer and the Placement Agent and delivered in accordance with the above shall include, but not be limited to, instructions with respect to the following: (i) the Escrow Agent shall wire transfer such amount of immediately available funds to the Issuer's account as is designated in a writing to the Escrow Agent; (ii) the Escrow Agent shall receive its entire fee for acting as Escrow Agent pursuant to Section 8.0 hereof to the extent not then paid in full, together with reimbursement of any expenses incurred by Escrow Agent through such date, to the extent not previously reimbursed, and any other fees and expenses payable to it pursuant to the Securities Purchase Agreement which are then due but unpaid; provided that the aggregate amount payable to Escrow Agent at the Notes Closing (whether in its capacity as Escrow Agent or attorney to Placement Agent) shall not exceed $25,000 (with any unpaid balance being paid at the Shares Closing, below); (iii) the Escrow Agent shall wire transfer such amount of immediately available funds to the Placement Agent's account as is designated in a writing to the Escrow Agent and (iv) the


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Escrow Agent shall pay (by wire  transfer or check,  as  applicable)  such other amounts as specified in writing to Escrow Agent.

                  4.4 With respect to the Shares Closing, the written instructions signed by both the Issuer and the Placement Agent and delivered in accordance with the above shall include, but not be limited to, instructions with respect to the following: (i) the Escrow Agent shall wire transfer in immediately available funds any remaining amount contained in the Fund, net of any amounts identified in the instructions; (ii) the Escrow Agent shall pay (by wire transfer or check, as applicable) such other amounts as specified in writing to Escrow Agent; (iii) the Escrow Agent shall receive any unpaid portion of its fee for acting as Escrow Agent pursuant to Section 8.0 hereof, together with reimbursement of any expenses incurred by Escrow Agent through such date to the extent not previously reimbursed plus payment of any additional fees and expenses payable to it in connection with its services as legal counsel for Placement Agent in connection with the Securities Purchase Agreement and the transactions contemplated thereby; and (iv) any interest which has accrued on the Investors' respective Escrow Amounts (net of fees and expenses of Escrow Agent hereunder as contemplated above) shall be sent to the Investors.

                  4.5 Upon disbursement of the Fund pursuant to the terms of this Section 4.0, the Escrow Agent shall be relieved of further obligations and released from all liability under this Escrow Agreement. It is expressly agreed and understood that in no event shall the aggregate amount of payments made by the Escrow Agent exceed the amount of the Fund.

         5.0 Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature, and that:

                  5.1 The Escrow Agent shall notify the Placement Agent, on a daily basis, of the Escrow Amounts which have been deposited in the Bank Account and of the amounts, constituting the Fund, which have cleared the banking system and have been collected by the Escrow Agent. In addition, the Escrow Agent shall, from time to time, upon written request therefor from any Investor, notify such requesting Investor within one business day following receipt of such request, of the Escrow Amounts which have been deposited in the Bank Account by such requesting Investor, which have cleared the banking system and have been collected by the Escrow Agent. The Escrow Agent shall not be responsible for or be required to enforce any of the terms or conditions of the Securities Purchase Agreement or any other agreement between the Placement Agent and the Issuer nor shall the Escrow Agent be responsible for the performance by the Placement Agent or the Issuer of their respective obligations under this Escrow Agreement.

                  5.2 The Escrow Agent shall not be required to accept from the Placement Agent (or the Issuer) any Subscription Information pertaining to Investors unless such Subscription Information is accompanied by checks, cash or wire transfers meeting the requirements of Section 3.1, nor shall the Escrow Agent be required to keep records of any information with respect to payments deposited by the Placement Agent or any Investor (or the Issuer) except as to the amount of such payments; however, the Escrow Agent shall notify the Placement Agent within a reasonable time of any discrepancy between the amount set forth on a schedule (the "Schedule") provided by the Issuer and the Placement Agent which sets forth, for each Investor, the dollar amount such


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

Investor wishes to invest in the Closing Closing and the amount delivered to the Escrow Agent by such Investor. Such amount need not be accepted for deposit in the Escrow Account until such discrepancy has been resolved.

                  5.3 The Escrow Agent shall be under no duty or responsibility to enforce collection of any check delivered to it hereunder. The Escrow Agent, within a reasonable time, shall return to the Placement Agent or Investor, as the case may be, any check received which is dishonored, together with the Subscription Information, if any, which accompanied such check.

                  5.4 The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness of any notice, instruction, certificate, signature, instrument or other document which is given to the Escrow Agent pursuant to this Escrow Agreement without the necessity of the Escrow Agent verifying the truth or accuracy thereof. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.

                  5.5 If the Escrow Agent is uncertain as its duties or rights hereunder or shall receive instructions with respect to the Bank Account, the Escrow Amounts or the Fund which, in its sole determination, are in conflict either with other instructions received by it or with any provision of this Escrow Agreement, it shall be entitled to hold the Escrow Amounts, the Fund, or a portion thereof, in the Bank Account pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its sole option, may deposit the Fund (and any other Escrow Amounts that thereafter become part of the Fund) with the clerk of a court of competent jurisdiction in a proceeding to which all parties in interest are joined. Upon the deposit by the Escrow Agent of the Fund with the clerk of any court, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder. The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct, gross negligence, reckless conduct or bad faith. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

                  5.6 The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof.

         6.0 Amendment; Resignation. This Escrow Agreement may be altered or amended only with the written consent of the Issuer, the Placement Agent and the Escrow Agent. The Escrow Agent may resign for any reason upon ten (10) business days' written notice to the Issuer and the Placement Agent. After giving notice of its resignation, the Escrow Agent shall hold the Escrow Amounts until they clear the banking system and the Fund for a period of not more than five (5) business days following the effective date of such resignation, at which time
(a) if a successor escrow agent shall have been appointed and written notice thereof (including the name and address of such successor escrow agent) shall


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

have been given to the resigning Escrow Agent by the Issuer, the Placement Agent and such successor escrow agent, then the resigning Escrow Agent shall pay over to the successor escrow agent the Fund, less any portion thereof previously paid out in accordance with this Escrow Agreement; or (b) if the resigning Escrow Agent shall not have received written notice signed by the Issuer, the Placement Agent and a successor escrow agent, then the resigning Escrow Agent shall promptly refund the amount in the Fund to each Investor, without interest thereon or deduction therefrom, and the resigning Escrow Agent shall promptly notify the Issuer and the Placement Agent in writing of its liquidation and distribution of the Fund; whereupon, in either case, the Escrow Agent shall be relieved of all further obligations and released from all liability under this Escrow Agreement. Without limiting the provisions of Section 8.0 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Issuer and the Placement Agent for any expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the Fund pursuant to this Section 6.0.

         7.0 Representations and Warranties. The Issuer and the Placement Agent hereby severally represent and warrant to the Escrow Agent that:

                  7.1 No party other than the parties hereto and the Investors have, or shall have, any lien, claim or security interest in the Escrow Amounts or the Fund or any part thereof.

                  7.2 No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Amounts or the Fund or any part thereof. The Subscription Information shall, at the time of submission and at the time of the disbursement of the Fund, be deemed a representation and warranty that such deposit represents a bona fide payment by the Investor described therein for the amount of Securities set forth therein.

         8.0 Fees and Expenses. The Escrow Agent shall be entitled to a fee equal to $2,500, for its services hereunder payable upon request in writing from the Escrow Agent to the Issuer, plus reimbursement from accrued interest on the Fund for any reasonable expenses incurred in connection with this Escrow Agreement, including, but not limited to, reasonable counsel fees of the Escrow Agent. In addition, if any controversy arises under this Escrow Agreement, the Issuer agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Escrow Agreement, including, but not limited to, reasonable counsel fees of the Escrow Agent. Notwithstanding any other provision of the Escrow Agreement or the Securities Purchase Agreement, the maximum amount payable to Escrow Agent by the Company shall be limited to $25,000, with any additional amounts to be paid to Escrow Agent to be paid from interest otherwise payable to the Investors hereunder.

         9.0 Indemnification and Contribution.

                  9.1 The Issuer (the "Indemnitor") agrees to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the "Indemnitees") against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or


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

incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct, gross negligence, reckless conduct or bad faith of the Indemnitees.

                  9.2 If the indemnification provided for in this Section 9.0 is applicable, but for any reason is held to be unavailable, the Indemnitor shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the
Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitor.

                  9.3 The provisions of this Section 9.0 shall survive any termination of this Escrow Agreement, whether by disbursement of the Fund, resignation of the Escrow Agent or otherwise.

         10. Governing Law and Assignment. This Escrow Agreement shall be construed in accordance with and governed by the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Escrow Agreement or with respect to the Escrow Amounts or the Fund shall be void as against the Escrow Agent unless (a) written notice thereof shall be given to the Escrow Agent; and (b) the Escrow Agent shall have consented in writing to such assignment or transfer.

         11. Notices. All notices required to be given in connection with this Escrow Agreement shall be in writing and sent by reputable overnight courier with receipt confirmed or by hand delivery with receipt acknowledged, addressed, if to the Issuer, the Placement Agent or the Escrow Agent, at their respective addresses set forth on the signature page of this Escrow Agreement. Notices given by facsimile transmission shall be effective upon confirmed receipt of such transmission but only if a hard copy of the notice so transmitted is also sent to the recipient by First Class U.S. Mail, postage prepaid.

         12. Severability. If any provision of this Escrow Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Escrow Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

         14. Execution in Several Counterparts. This Escrow Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto. Facsimile signatures shall be treated as originals to the fullest extent permitted by law.



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         15. Entire Agreement; Amendments. This Escrow Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith. This Escrow Agreement may not be amended except by a written instrument executed by all of the parties.

                            [Signature page Follows]



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

         IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the day and year first above written.

PEDLEY ZEILKE GORDINIER & PENCE, PLLC, as Escrow Agent


By: /s/ David Pedley
    --------------------------------
Name: David M. Pedley
Title: Member
Address: 2000 Meidinger Tower
         462 South 4th Avenue
         Louisville, KY 40202

Facsimile No.: (502) 584-0422

GOAMERICA, INC.


By: /s/ Daniel R. Luis
    --------------------------------
Name:  Daniel R. Luis
Title: Chief Executive Officer
Address: 433 Hackensack Avenue
         Hackensack, NJ  07601
Facsimile No.: 201-527-1081

SUNRISE SECURITIES CORP.


By: /s/ Amnon Mandelbaum
    --------------------------------
Name:  Amnon Mandelbaum
Title:
Address: 641 Lexington Avenue--25th Floor
         New York, NY 10021

Facsimile No.: (212) 750-7277


                                      -9-